Exhibit 5.1

September 29, 2005

Prospect Medical Holdings, Inc.

6083 Bristol Parkway, Suite 100

Culver City, California 90230

Re:	Prospect Medical Holdings, Inc. 1998 Stock Option Plan
Individual Option Agreements

Ladies and Gentlemen:

We have acted as counsel for Prospect Medical Holdings, Inc. (the “Company”) in the preparation of the Form S-8 registration statement (“Registration Statement”) with which this opinion is being filed as an exhibit. The Registration Statement relates to the proposed offer and sale of (1) options to purchase up to 415,200 shares of the Company’s common stock (the “Options”), and (2) up to 3,529,750 shares of the Company’s common stock (the “Shares”) which are issuable under the Prospect Medical Holdings, Inc. 1998 Stock Option Plan, as amended (the “Plan”) and the Individual Option Agreements (as defined in the Registration Statement).

We have examined copies of the Plan, the option agreements used in connection with the Plan (the “Plan Option Agreements”), and the Individual Option Agreements, and of such corporate records and other documents and have made such examination of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Options and the Shares, when issued pursuant to the terms of the Plan, the Plan Option Agreements, and the Individual Option Agreements, as applicable, will be duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Miller & Holguin

MILLER & HOLGUIN